SSgA FUNDS

Amended and Restated

Multiple Class Expense Allocation Plan

Pursuant to Rule 18f-3

I.	INTRODUCTION

This Multiple Class Expense Allocation Plan (the “Plan”) has been adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”). This Plan is intended to conform to Rule 18f-3 of the 1940 Act and any inconsistencies shall be read to conform with such Rule.

The Plan relates to shares of the series of SSgA Funds (the “Trust”), a Massachusetts business trust, listed on Schedule A hereto, as amended from time to time (each such series, a “Fund” and such series collectively, the “Funds”). Shares representing interests in each Fund are issued in two or more separate classes (each, a “Class” and collectively, the “Classes”), each of which represents a pro rata interest in the same portfolio of investments of the Fund.

II.	DISTRIBUTION AND SERVICING ARRANGEMENTS

Each Class of shares is offered for purchase by investors with the fee structure described below. Pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a separate Plan of Distribution (each, a “12b-1 Plan”) for each Class of shares of a Fund. The shares of each such Class may be subject to different distribution and/or shareholder servicing fees (“12b-1 fees”) in accordance with the terms of each such 12b-1 Plan.

1.	Institutional Class Shares. Institutional Class Shares of a Fund are offered without imposition of a front-end sales load (“FESL”) or contingent deferred sales load (“CDSL”). Institutional Class Shares are subject to distribution and/or shareholder servicing fees and expenses payable under the Trust’s 12b-1 Plan for Institutional Class Shares. In addition to any amounts payable under such 12b-1 Plan, Institutional Class Shares are subject to any shareholder servicing, sub-transfer agency, recordkeeping or similar fees or expenses in amounts calculated in a manner approved from time to time by the Board of Trustees of the Trust (the “Board”). Institutional Class Shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current Prospectus and Statement of Additional Information (together, the “Prospectus”) for such Institutional Class Shares.

2.	Select Class Shares. The Select Class Shares are offered without imposition of a FESL or CDSL. Select Class Shares are subject to distribution and/or shareholder servicing fees and expenses payable under the Trust’s 12b-1 Plan for Select Class Shares. In addition to any amounts payable under such 12b-1 Plan, Select Class Shares are subject to any shareholder servicing, sub-transfer agency, recordkeeping or similar fees or expenses in amounts calculated in a manner approved from time to time by the Board. Select Class Shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current Prospectus for such Select Class Shares.

3.	Class A Shares. Class A shares are offered at a public offering price that is equal to their net asset value (“NAV”) plus an FESL that is a percentage of the public offering price as disclosed in the applicable Class A Prospectus. The FESL on Class A shares is subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Class A Prospectus as from time to time in effect. Purchases of Class A shares may be subject to a CDSL that is a percentage of the purchase price or the NAV of the shares redeemed as disclosed in the applicable Class A Prospectus. The CDSL on Class A shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Class A Prospectus as from time to time in effect. Class A shares are subject to distribution and/or shareholder servicing fees and expenses payable under the Trust’s 12b-1 Plan for Class A shares. In addition to any amounts payable under such 12b-1 Plan, Class A shares are subject to any shareholder servicing, sub-transfer agency, recordkeeping or similar fees or expenses in amounts calculated in a manner approved from time to time by the Board. Class A shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current Prospectus for such Class A shares.

4.	Class C Shares. Class C shares are offered without imposition of a FESL. Purchases of Class C shares may be subject to a CDSL that is a percentage of the purchase price or the NAV of the shares redeemed as disclosed in the applicable Class C Prospectus. The CDSL on Class C shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Class C Prospectus as from time to time in effect. Class C shares are subject to distribution and/or shareholder servicing fees and expenses payable under the Trust’s 12b-1 Plan for Class C shares. In addition to any amounts payable under such 12b-1 Plan, Class C shares are subject to any shareholder servicing, sub-transfer agency, recordkeeping or similar fees or expenses in amounts calculated in a manner approved from time to time by the Board. Class C shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current Prospectus for such Class C shares.

5.	Class I Shares. Class I shares are offered without imposition of a FESL or CDSL. Class I shares are not subject to distribution fees or expenses payable under a 12b-1 plan. Class I shares are subject to any shareholder servicing, sub-transfer agency, recordkeeping or similar fees or expenses in amounts calculated in a manner approved from time to time by the Board. Class I shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current Prospectus for such Class I shares.

6.

Class K Shares. Class K shares are offered without imposition of a FESL or CDSL. Class K shares are not subject to distribution fees or expenses payable under a 12b-1 plan. Class K shares are subject to any shareholder servicing, sub-transfer agency, recordkeeping or similar fees or expenses in amounts calculated in a manner approved from time to time by the Board. Class K shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current Prospectus for such Class K shares.

7.	Additional Classes of Shares. The Board of Trustees has the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

III.	EXPENSE ALLOCATIONS

1.	Class Expenses. Expenses relating to different arrangements for distribution and shareholder servicing of Shares shall be allocated to and paid by the applicable Class. A Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if (i) such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes and (ii) the Board has approved such allocation.

2.	Other Allocations. All expenses of a Fund not allocated to a particular Class pursuant to Sections III.1. of this Plan shall be allocated to each Class on the basis of the net assets of each Fund represented by shares of that Class in relation to the net assets of the Fund. Notwithstanding the foregoing, the underwriter, adviser, or other provider of services to a Fund may waive or reimburse the expenses of a specific Class or Classes of the Fund to the extent permitted under Rule 18f-3 under the 1940 Act; provided, however, that the Board shall monitor the use of such waivers or expense reimbursements intended to differ by Class.

IV.	EXCHANGE PRIVILEGES, CONVERSION FEATURES, AND REDEMPTION FEES

1.	Exchange Privileges. Shareholders of a Fund may, to the extent provided from time to time in the Trust’s registration statement under the Securities Act of 1933, as amended, (the “1933 Act”), exchange shares of a particular Class of a Fund for (i) shares of the same Class in another Fund or (ii) shares of a different Class of the same or different Fund, each at the relative net asset values of the respective shares to be exchanged and with no FESL or CDSL, provided further, that the shares to be acquired in the exchange are, as may be necessary, registered under the 1933 Act, qualified for sale in the shareholder’s state of residence and subject to the applicable requirements, if any, as to minimum amount.

2.	Conversion Features. To the extent provided from time to time in the Trust’s registration statement under the 1933 Act, shares of a Class of a Fund may contain a conversion feature whereby they may automatically convert into shares of a different Class after a prescribed period following the purchase of the convertible shares. Shares acquired through the reinvestment of dividends and other distributions paid with respect to convertible shares also shall be subject to such conversion feature. The Trust reserves the right to convert shares held in a shareholder’s account to a different Class of shares of the same Fund to the extent the holder no longer satisfies the eligibility requirements for the share Class currently held, as described in the Fund’s Prospectus as from time to time in effect. A conversion from one share Class to another will not be effected without prior notice by the Trust. All conversions shall be on the basis of the relative net asset values of the two Classes of shares, without the imposition of any FESL, CDSL, fee or other charge.

3.	Redemption Fees. Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares. The Trust is not required to impose the Redemption Fee on all Funds, nor must it impose the Redemption Fee on all share Classes of any particular Fund. Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share Class to share Class.

V.	CONFLICTS OF INTEREST

The Board will monitor the operation of the Plan on an ongoing basis for the existence of any material conflicts among the interests of the holders of the various Classes and will take any action reasonably necessary to eliminate any such conflicts that may develop.

VI.	BOARD REVIEW

1.	Initial Review. This Plan has been approved by a majority of the Trustees of the Trust , including a majority of the Trustees who are not interested persons of any Fund. With respect to each Fund, the Trustees have found that this Plan, including the expense allocation provisions thereof, is in the best interests of each Class individually and the Fund as a whole. The Trustees have made this determination after requesting and reviewing such information as they deemed reasonably necessary to evaluate this Plan.

2.

Periodic Review. The Board shall review this Plan as frequently as deemed necessary. Prior to any material amendment to this Plan with respect to a Fund, the Board, including a majority of the Trustees that are not interested persons of any Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class individually and the Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment to the Plan. Such information shall address, among other issues, whether the proposed amendment will result in a cross-subsidization of one Class by another Class.

SCHEDULE A

Dated as of April 14, 2014

SSgA FUNDS

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

Fund	Classes

SSgA Money Market Fund	Institutional Class
SSgA US Government Money Market Fund	Institutional Class
SSgA Prime Money Market Fund	Institutional Class
SSgA US Treasury Money Market Fund	Institutional Class
SSgA High Yield Bond Fund	Institutional Class Class A Class C Class I Class K
SSgA Enhanced Small Cap Fund	Institutional Class Class A Class C Class I Class K
SSgA Dynamic Small Cap Fund	Institutional Class Class A Class C Class I Class K
SSgA IAM SHARES Fund	Institutional Class Class A Class C Class I Class K
SSgA Clarion Real Estate Fund	Institutional Class Class A Class C Class I Class K
SSgA S&P 500 Index Fund	Institutional Class
SSgA Emerging Markets Fund	Institutional Class Select Class Class A Class C Class I Class K
SSgA International Stock Selection Fund	Institutional Class Class A Class C Class I Class K